UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2013

ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.
On May 7, 2013, Alimera Sciences Limited (“Limited”), a subsidiary of Alimera Sciences, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) to provide Limited with additional working capital for general corporate purposes. Under the Loan Agreement, SVB has made a term loan (the “Term Loan”) in the principal amount of $5,000,000 to Limited and has agreed to provide up to an additional $15,000,000 to Limited under a working capital line of credit (the “Line of Credit”). No advances were made at closing under the Line of Credit. The Term Loan provides for interest only payments for six months followed by 36 monthly payments of interest, plus principal. Interest on outstanding borrowings under the Term Loan is payable at the rate of 7.50%. Borrowings under the Line of Credit will be advanced at 80% of Eligible Accounts receivable as defined in the Loan Agreement. Interest is payable on the balance of Eligible Accounts financed at the rate of 2.75% above SVB's most recently announced “prime rate.” Limited is also required to pay SVB on a monthly basis an unused line fee equal to 0.25% per annum of the average unused portion of the Line of Credit during the preceding month. The maturity date is June 30, 2015 with respect to the Line of Credit and October 31, 2016 with respect to the Term Loan.
Limited paid to SVB a facility fee of $25,000 in connection with the Term Loan and a commitment fee of $100,000 in connection with the Line of Credit. If Limited repays the Term Loan prior to June 30, 2015, it will pay to SVB a prepayment penalty of 3% of the total principal amount if the prepayment occurs within one year after the funding date and 2% of the total principal amount if the prepayment occurs between one and two years after the funding date (each a “Prepayment Penalty”), provided in each case that such Prepayment Penalty will be reduced by 50% in the event of an acquisition of Limited (either alone, or in connection with the acquisition of the Company or any of its subsidiaries). In addition, if Limited terminates the Line of Credit prior to June 30, 2015, it will pay to SVB a fee of $112,500 (the “Termination Fee”), which Termination Fee will be reduced by 50% in the event of an acquisition described above.
Limited also agreed to customary affirmative and negative covenants and events of default in connection with these arrangements. Further, Limited (on a consolidated basis with the Company and its other subsidiaries) (collectively, the “Company Group”) must maintain a minimum “adjusted quick ratio,” tested as of the last day of each month, of at least 1.5:1.0. The adjusted quick ratio is the ratio of (x) the Company Group's consolidated, unrestricted and unencumbered cash plus net billed trade accounts receivable (as determined according to U.S. generally accepted accounting principles) to (y) the Company Group's current liabilities (including all obligations owed to SVB) minus the current portion of deferred revenue. The occurrence of an event of default could result in the acceleration of Limited's obligations under the Loan Agreement and an increase to the applicable interest rate, and would permit SVB to exercise remedies with respect to the collateral under the Loan Agreement.
Limited's obligations to SVB are secured by a first priority security interest in substantially all of Limited's assets. The Company and certain of its subsidiaries are guarantors of the obligations of Limited to SVB under the Loan Agreement pursuant to separate guaranty agreements between SVB and each of the Company and such subsidiaries (the “Guaranties”). Pursuant to the Guaranties, the Company and these subsidiaries granted SVB a first priority security interest in substantially all of their respective assets.
On May 7, 2013, the Company repaid in full all amounts owed to SVB and MidCap Funding III, LLC (“MidCap”) pursuant to that certain Loan and Security Agreement between the Company, SVB and MidCap dated October 14, 2010, as amended. In connection with Limited entering into the Loan Agreement, the Company and SVB amended the Loan and Security Agreement between the Company and SVB dated October 14, 2010, as amended, to, among other things, terminate the working capital line of credit thereunder (the “2010 Loan Amendment”).
In connection with Limited entering into the Loan Agreement, the Company entered into Amendment No. 1 to Warrant to Purchase Stock with SVB (the “Warrant Amendment”), which amended the warrant issued to SVB in October 2010 to purchase up to 31,818 shares of the Company's common stock, subject to adjustment as set forth therein (the “SVB Warrant”). The Warrant Amendment (i) decreased the exercise price per share under the SVB Warrant to $2.86 and (ii) fixed the number of shares of common stock issuable upon exercise of the SVB Warrant at 31,818, subject to adjustment as set forth therein.
Copies of the Loan Agreement, Guaranties, 2010 Loan Amendment and Warrant Amendment will be filed as exhibits to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 2013. The foregoing description of the terms of the Loan Agreement, Guaranties, 2010 Loan Amendment and Warrant Amendment is qualified in its entirety by reference to the full text of such exhibits.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated May 8, 2013

 SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: May 8, 2013	By:	/s/ RICHARD S. EISWIRTH, JR.
		Name:	Richard S. Eiswirth, Jr.
		Title:	Chief Operating Officer and
Chief Financial Officer